                                                                    EXHIBIT 99.1


FOR IMMEDIATE RELEASE

Contacts:   Leslie Thompson                                    Jason Thompson or Kathryn Akers
            Donaldson, Lufkin & Jenrette                       Abernathy MacGregor Group (representing Advanstar)
            212-892-3555                                       212-371-5999
            lthompson@dlj.com                                  jft@abmac.com or kea@abmac.com
            -----------------                                  ------------- -- -------------

            Michelle Mitchell                                  Robert Krakoff
            Corporate Communications, Advanstar                Chairman & CEO, Advanstar
            440-891-2766                                       617-267-6500
            mmitchell@advanstar.com                            bkrakoff@advanstar.com
            -----------------------                            ----------------------

            Ian Campbell (representing Hellman & Friedman)
            Abernathy MacGregor Group
            213-630-6550
            idc@abmac.com
            -------------

DLJ MERCHANT BANKING PARTNERS AND MANAGEMENT TO ACQUIRE ADVANSTAR, INC. FOR OVER
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$900 MILLION
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NEW YORK, NY -- August 15, 2000 -- DLJ Merchant Banking Partners, the merchant banking affiliate of Donaldson, Lufkin & Jenrette (NYSE: DLJ), announced today that, together with management, it has agreed to acquire Advanstar, Inc. and its wholly-owned subsidiary, Advanstar Communications Inc. Advanstar is a leading worldwide market-focused tradeshow, publishing and marketing services company with 1999 sales of $328 million. The purchase price is in excess of $900 million and will be paid in cash and other securities. Subject to government approval and completion of financing, the transaction is expected to close in September or October.

"We believe DLJ will be an outstanding new owner and partner for Advanstar," said Robert Krakoff, Chairman & CEO of Advanstar. "They are one of the leading private equity investor groups in the world, and their resources and relationships will enable us to continue our aggressive worldwide growth plans for our businesses, as well as for our Internet subsidiary, Hive4.com."

                                    (more)

DLJ TO ACQUIRE ADVANSTAR, INC./page 2 of 3

"We are extremely excited by the opportunity to partner with management in the acquisition of Advanstar," said David Wittels, Principal of DLJ Merchant Banking. "Bob Krakoff and his team have built an impressive company and have a promising growth strategy for the future in both the traditional business communications market and in the extension of their business to the Internet. We look forward to working with the entire management team as they implement their dynamic strategy."

Advanstar has been owned since 1996 by Hellman & Friedman Capital Partners III, L.P. (H&F). Under H&F ownership, Advanstar has grown significantly in terms of revenue and profitability. "Advanstar has been an incredible success story during the four years of our ownership," said Mitchell Cohen, Managing Director of H&F. "The Advanstar team has done a terrific job of creating the fastest-growing company exclusively focused on the business communications industry."

Advanstar was represented in the transaction by Morgan Stanley Dean Witter and Peter J. Solomon Company.

Advanstar, Inc., through its subsidiary Advanstar Communications Inc., publishes 103 business magazines and directories, produces more than 100 exhibitions and conferences, maintains 79 web sites, and provides direct mail and other marketing services to 19 industries, including fashion and apparel, travel and hospitality, specialty retail, healthcare, pharmaceutical, science, manufacturing and processing. Last year, Advanstar, Inc. formed a separate subsidiary, recently branded Hive4.com, to develop its internet business and has plans to build over 20 market-focused web communities. For more information, please visit www.advanstar.com or www.hive4.com or contact Michelle Mitchell at
             -----------------    -------------
440-891-2766 or via e-mail at mmitchell@advanstar.com.

                                    (more)

DLJ TO ACQUIRE ADVANSTAR, INC./page 3 of 3

DLJ Merchant Banking targets the purchase of equity and mezzanine securities in leveraged transactions, such as the Advanstar acquisition.

Donaldson, Lufkin & Jenrette is a leading integrated investment and merchant bank serving institutional, corporate, government and individual clients. DLJ's businesses include securities underwriting; sales and trading; investment and merchant banking; financial advisory services; investment research; venture capital; correspondent brokerage services; online, interactive brokerage services; and asset management. Founded in 1959 and headquartered in New York City, DLJ employs approximately 11,300 people worldwide and maintains offices in 13 cities in the United States and 16 cities in Europe, Latin America and Asia. The company has two classes of common stock trading on the New York Stock Exchange. Shares trading under the ticker symbol "DLJ" represent Donaldson, Lufkin & Jenrette, Inc. Shares trading under the ticker symbol "DIR" track the performance of DLJ direct, its online brokerage business. For more information on Donaldson, Lufkin & Jenrette, refer to the company's worldwide web site at www.dlj.com. The firm's world headquarters are located at 277 Park Avenue, New
-----------
York, NY 10172; telephone number 212-892-3000.

Hellman & Friedman LLC is a private equity investment firm founded in 1984. The firm has raised and managed more than $4.8 billion of capital which it has invested in 39 companies. Representative investments include Formula One Holdings; Young & Rubicam (NYSE:YNR); Digitas (NASDAQ:DTAS); Western Wireless (NASDAQ:WWCA); VoiceStream Wireless (NASDAQ:VSTR); Eller Outdoor; and Franklin Resources (NYSE:BEN).

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